AMENDED AND RESTATED CODE OF ETHICS OF

PEAR TREE FUNDS

PEAR TREE ADVISORS, INC.

U.S. BOSTON CAPITAL CORPORATION

A.           Adoption and Application of this Code of Ethics

1.           Entities that Have Adopted this Code.

This Amended and Restated Code of Ethics (the “Code”) has been adopted by Pear Tree Funds (the “Trust”) and by each of the following Pear Tree Entities (collectively, the “Pear Tree Entities”):

Pear Tree Advisors, Inc. (the “Adviser”)
U.S. Boston Capital Corporation (the “Distributor”)

2.           Administration of this Code.

This Code is administered by the Compliance Department for the Pear Tree Entities (the “Pear Tree Compliance Department”).  Any question concerning this Code or its administration, or any report of a violation or possible violation of the Code, should be directed to the Chief Compliance Officer of the Adviser and the Distributor, or his or her delegate.

3.           Individuals to Whom this Code Applies.

(a)           Generally.  The provisions of the Code are applicable to all directors, trustees, officers and persons employed or appointed by one or more of the Pear Tree Entities, as well as their immediate family members (collectively, “Employees”), except as noted.  This Code also is applicable to the Trustees of the Pear Tree Funds (the “Trustees”).  All Employees and Trustees are collectively referred to as “Covered Persons”.

The Pear Tree Compliance Department may exempt any person employed or appointed by a Pear Tree Entity from some or all of the personal trading requirements included in Sections F and G of this Code; provided that such exemption is granted in accordance with Section K of this Code and a copy of a written record memorializing that grant is maintained with the records that each Pear Tree Entity is required to maintain in accordance with Section L of this Code.

Each person to whom this Code applies in whole or in part is first, a Covered Person; next, either an Employee or a Trustee, and next, if a Trustee, either an Independent Trustee or not an Independent Trustee.  The Pear Tree Compliance Department, upon request, will advise each person on his or her status under this Code.  Among other things, it is each person’s responsibility to know his or her status under this Code and to understand the implications of that status.

(b)           Application of Personal Trading Policies to the Trustees.  Any Trustee who is an “interested person”, as that term is defined under the Investment Company Act of 1940, as amended (the “1940 Act”), of the Trust, the Adviser or any of its affiliates (including the Distributor) is an Employee for purposes of the personal trading requirements included in Sections F and G of this Code.  Any Trustee who is not an “interested person” of the Trust, its investment adviser or the adviser’s affiliates (the “Independent Trustees”) is not an Employee for the purposes of the personal trading requirements in Sections F and G of this Code.

4.           Receipt of this Code; Obligation to Read and Understand.

Each Covered Person will be provided a copy of this Code upon employment with the any Pear Tree Entity or appointment as a Trustee and will be notified when any material amendments are made to the Code.  At the time a Covered Person receives a copy of this Code, he or she is expected to read it in full, to understand it and how it applies to him or her and his or her family, and to ask the Pear Tree Compliance Department any question he or she may have about this Code or any matter relating to this Code.

B.           Statement of Fiduciary Standards (Applies to All Covered Persons)

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client.  This Code is based on the overriding principle that each Covered Person has a fiduciary duty to the separate series of the Trust (collective, the “Funds”), and in certain cases, to the investors in the Funds.  Accordingly, each Covered Person shall conduct his or her activities in accordance with the following standards:

1.           Clients’ Interests Should Come First.  In the course of fulfilling his or her duties and responsibilities, each Covered Person must at all times place the interests of the Funds first.  In particular, a Covered Person should avoid putting his or her personal interests ahead of the interests of a Fund or an investor in a Fund.

2.           Conflicts of Interest Should Be Avoided.  Each Covered Person should avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to his or her duties and responsibilities to, in the case of an Employee, a Pear Tree Entity or a Fund, or in the case of a Trustee, each Fund.

3.           Compromising Situations Should Be Avoided.  Each Covered Person should never take advantage of his or her position of trust and responsibility.  A Covered Person should avoid any situation that might compromise or call into question his or her exercise of full independent judgment in the best interests of the Funds and their investors.

All activities of a Covered Person should be guided by, and adhere to, these fiduciary standards.

C.           Duty of Confidentiality (Applies to All Covered Persons)

Each Covered Person must keep confidential any non-public information regarding the Funds, any investor in the Fund or any entity whose securities he or she knows or should know are under investment review by a portfolio management team acting on behalf of a subadviser to the Adviser.  Each Covered Person has an obligation not to reveal confidential information of any nature to any person who does not have an explicitly clear and compelling need to know such information.

D.           Covered Persons’ Duty to Comply with Federal Securities Laws (Applies to All Covered Persons)

The activities of each Pear Tree Entity are governed by the federal securities laws, including the Investment Advisers Act of 1940, as amended, and the 1940 Act.  Each Covered Person is expected to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

E.           Prohibitions on Insider Trading (Applies to All Covered Persons)

1.           Trading on Knowledge of Clients’ Activities.  Each Covered Person is prohibited from trading (e.g., purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when he or she has actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a Fund.  This prohibition applies to all securities in which a Covered Person has acquired, or will acquire, “beneficial ownership.”  For these purposes, a Covered Person is considered to have beneficial ownership in all securities over which the Covered Person enjoys economic benefits substantially equivalent to ownership, such as securities held in trust for the person’s benefit, regardless of who is the registered owner.

2.           Trading on Knowledge of Material Non-Public Information.  Each Covered Person is prohibited from taking personal advantage of his or her knowledge of material non-public information, particularly buying or selling any security while in the possession of material non-public information about the issuer of the security.  The Code also prohibits a Covered Person from communicating to outside parties any material non-public information about any security or the company that issues the security.

(a)           Identifying Material Non-Public Information.

(i)           Material Information. Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions.  Generally, it is information that, if disclosed, would have an effect on the price of a company’s securities.  Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments. Material information may also relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may also be material.

(ii)           Non-Public Information.  Information is considered public when it has been circulated broadly to investors in the marketplace.  Tangible evidence of such circulation is the best indication that the information is public.  For example, information may be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source, such as The Wall Street Journal.

(b)           Reporting Material Non-Public Information.  Before a Covered Person executes a trade for himself or herself, the Covered Person must determine whether he or she has knowledge of any material non-public information.  If the Covered Person thinks that he or she may have such knowledge, he or she must: (i) report the information and proposed trade immediately to the Pear Tree Compliance Department; (ii) refrain from trading in the security on behalf of himself or herself; and (iii) refrain from communicating the information to anyone outside or inside of the Pear Tree Entities other than the Pear Tree Compliance Department.  The Pear Tree Compliance Department will determine whether the information is material and non-public and, if so, what actions need to be taken.

3.           Disciplinary Sanctions.  A Covered Person trading securities while in the possession of material non-public information, or improperly communicating that information, may expose the Covered Person and the Pear Tree Entities to stringent penalties, including fines, suspensions and imprisonment.  Regardless of whether a government inquiry occurs, the Pear Tree Entities view seriously any violation of this policy.

F.           Additional Personal Trading Restrictions (Applies to Employees only)

The restrictions of this section apply to each Employee for all transactions involving securities.

1.           Pre-Clearance of Securities Transactions.  An Employee must obtain approval from the Pear Tree Compliance Department before entering an order to buy or sell or transfer securities by gift, including transactions in shares of the Funds (“Fund Shares”).  Notwithstanding the preceding sentence, an Employee is not required to obtain such approval for any transaction of a type that is described in Section F.2. below.

An approval to trade is only valid on the day it is received.  If the approved trade is irrevocable, the entire trade must be initiated on or before 4 p.m. Eastern Time on the date such request is received.  If any portion of an approved trade may be revoked prior to execution, and the trade is not completed on that same day, the Employee must seek pre-clearance to complete the trade the next or any subsequent day.

2.           Exceptions to Pre-Clearance of Securities Transactions.

An Employee is not required to receive approval for any transaction of a type that is described below:

•	Transactions in direct obligations of the Government of the U.S.;

•	Transactions in high quality, short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

•	Transactions in shares of open-end funds to which an investment adviser, other than the Adviser, serves as the investment manager;

•	Transactions in accounts over which an Employee has no direct or indirect control or influence (managed or discretionary accounts), including transactions in Fund Shares held in such accounts;

•
Transactions under any incentive compensation plan sponsored by the Pear Tree Entities or its affiliates, including transactions in Fund Shares, where the timing of purchases and sales is controlled by someone other than the Employee;

•
Transactions made through an automatic payroll deduction or similar program, including transactions in Fund Shares, where the timing of purchases and sales is controlled by someone other than the Employee;

•
Transactions that are part of an automatic dividend reinvestment or similar plan, including transactions in Fund Shares, where the timing of purchases and sales is controlled by someone other than the Employee; and

•	An exercise of pro-rata rights issued by a company to all the holders of a class of its securities.

•	On any given day, transactions involving 500 shares or less (per account) of common stock issued by a company included in the S&P 500 Index.

A list of the S&P 500 component stocks may be found here:  [INSERT HYPERLINK]

•	On any given day, transactions involving 100 shares or less (per account) of common stock issued by a company included in the S&P MidCap 400 or S&P SmallCap 600.

A list of the S&P MidCap 400 component stocks may be found here: [INSERT HYPERLINK]

A list of the S&P SmallCap 600 component stocks may be found here: [INSERT HYPERLINK]

While the securities transactions noted above may not need to be pre-cleared, they may need to be held and reported in accordance with the reporting requirements set forth in Section G.2. of this Code.

3.           Restrictions on Acquisitions in Initial Public Offerings.  Each Employee is prohibited from acquiring securities in initial public offerings without the prior approval of the Pear Tree Compliance Department.

4.           Restrictions on Acquisitions in Private Placements.  Each Employee is prohibited from acquiring non-public securities (i.e., securities offered and sold in private placement transactions) without the prior approval of the Pear Tree Compliance Department; provided, however, that this restriction does not apply to any Employee’s acquisition of securities offered and sold in private placements when the Distributor is serving as placement agent of such securities.

G.           Reporting Requirements (Separate Requirements Apply to Independent Trustees and Employees)

1.           Independent Trustees.  Each Independent Trustee must submit a transaction  report containing the information set forth in Section G.2(b) of this Code, but only with respect to those transactions for which such Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as an Independent Trustee, should have known, that during the 15-day period immediately before or after the Independent Trustee’s transaction in securities that are otherwise subject to the reporting requirements described herein, an applicable Fund had purchased or sold the security at issue or that an investment adviser or sub-adviser for an applicable Fund had considered purchasing or selling such security.

Each Independent Trustee must submit a certification in accordance with Section G.4 of this Code.

2.           Employees (including Trustees other than Independent Trustees).  The requirements of this section apply to all Employees for all holdings and transactions involving securities in which the Employee acquired, or will acquire, beneficial ownership (i.e., economic benefits equivalent to ownership, such as securities held in trust for the Employee’s benefit, regardless of who is the registered owner).  These reporting requirements, however, do not apply to holdings or transactions involving the following excluded securities:

•	Direct obligations of the Government of the United States;

•	High quality, short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements; and

•	Shares of open-end mutual funds that are not managed by Pear Tree Advisors, Inc.

(a) Initial Disclosure of Personal Holdings.  Each Employee is required to disclose all his or her personal securities holdings to the Pear Tree Compliance Department within 10 days of commencing employment with a Pear Tree Entity or appointment with a Fund.  The Initial Report must include the (i) title or description and type of security, (ii) the exchange ticker symbol or CUSIP number, (iii) the number of shares or principal amount of each security; (iv) the broker-dealer or bank where accounts are held; and (v) the date the report is submitted.

(b) Quarterly Account and Transaction Reports.  Each Employee is required to submit a report listing their securities transactions made during the previous quarter within 30 days of the end of each calendar quarter and identifying any new accounts that were opened or any existing accounts that have been closed.  A Quarterly Transaction Report must include the following: (i) the title or description and type of security; (ii) the exchange ticker symbol or CUSIP number; (iii) the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable); (iv) the trade date and type of transaction (e.g., buy, sell, open, close); (v) the price of the security; (vi) the broker-dealer or bank account through which the transaction was effected; (vii) the name of the broker, dealer or bank with or through whom any new account was opened; (viii) the date on which the account was opened; (ix) the name of the broker, dealer or bank with or through whom the account was closed, the account number of the closed account and the date on which the account was closed; and (x) the date the report is submitted.

Notwithstanding the foregoing, an Employee need not submit such a report if the report would duplicate information contained in broker trade confirmations or account statements received by the Pear Tree Compliance Department with respect to such Employee if all of the information required in such a report is contained in the broker trade confirmations or accounts statements.

(c) Annual Holdings Report.  Each Employee is required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year.  The Annual Holdings Report must include the following: (i) the title or description and type of security; (ii) the exchange ticker symbol or CUSIP number; (iii) the number of shares or principal amount of each security; (iv) the broker-dealer or bank where accounts are held; and (v) the date the report are submitted.

3.           Employees (excluding Trustees)

(a)           Receipt of Gifts.  No Employee may receive any gift or other favor from any one person or entity doing business with the Pear Tree Entities in contravention of this Code.  Any Employee who receives a gift from any person or entity that raises potential issues under this Code must immediately contact the Pear Tree Compliance Department to determine the proper handling of such gift.  Notwithstanding the foregoing, an Employee of the Distributor, while serving in that capacity, may receive a gift or other favor; provided that he or she has complied with the Distributor’s Written Supervisory Procedures relating to the receipt of gifts and entertainment.

(b)           Outside Activities.  Each Employee is expected to devote his or her full business day to the business of the Pear Tree Entities and the Funds.  In addition, no one may make use of his or her position as an Employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of the Pear Tree Entities, the Funds or their investors.

To assist in ensuring that such conflicts are avoided, an Employee must obtain the written approval of the Employee’s supervising manager and the Pear Tree Compliance Department prior to an Employee:

•
Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations;

•
Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of Pear Tree Entities and/or the Funds) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; or

•	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies.

In addition, every Employee must obtain the written approval of his or her supervisor and the Pear Tree Compliance Department prior to:

•
Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Pear Tree Entities, whether as a fee, commission, bonus or other consideration such as stock, options or warrants;

•	Accepting a second job of any kind or engaging in any other business outside of the Pear Tree Entities; or

•	Participating as a plaintiff, defendant or witness in any non-family related litigation or arbitration.

Each Employee also is required to disclose to the Pear Tree Compliance Department if any of his or her immediate family members (his or her spouse or any of their parents, siblings or children) holds positions as directors or executive officers of any public company.  Limitations may be placed on an Employee’s investment activities in the event the Employee’s immediate family member holds such a position.

Every Employee is required to maintain the data reported in connection with an outside activity and notify the Pear Tree Compliance Department in the event of any change to the employee’s outside activity after initial approval.

4.           Covered Persons-Certification of Compliance.  Each Covered Person is required to certify to the Pear Tree Compliance Department annually, or whenever this Code is materially amended, that he or she has: (i) read and understand the provisions contained in the Code; (ii) complied with all the requirements of the Code; and (iii) reported all transactional information required of such person by the Code.

H.           Transactions in Pear Tree Fund Shares (Applies to all Covered Persons)

All purchases and sales of Fund Shares, and all holdings of Fund Shares, by a Covered Person, including those Fund Shares in which the Covered Person has a beneficial ownership interest, must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant Fund, including the Fund’s policies and procedures relating to short-term trading and forward pricing of securities.

I.           The Pear Tree Entities’ Duty of Confidentiality (Applies to all Covered Persons)

All information submitted by a Covered Person to the Pear Tree Compliance Department pursuant to this Code will be treated as confidential information.  Such information, however, may be made available to senior management, governmental and securities industry agencies with regulatory authority over the Pear Tree Entities and/or the Funds, as well as to Trustees, and each of their auditors and legal advisors, as appropriate.

J.           Violations of the Code (Applies to all Covered Persons)

Covered Persons are required to report any known or suspected violations of the Code to the Pear Tree Compliance Department immediately.  Any violation of the Code by an Employee may result in penalties, including reprimand, suspension, fines, and termination of employment with one or more Pear Tree Entities.

K.           Exceptions to the Code

Exceptions to the Code only will be made in the discretion of the Pear Tree Compliance Department.  No exception may be granted for those sections of the Code that are mandated by regulation.  An exception may be made only upon prior request, and no exception will be granted subsequent to a violation of the Code.  To be granted an exception to the Code, a written request regarding the nature of the exception must be made and submitted to and approved by the Pear Tree Compliance Department.  Any exception to the Code shall be reported to Trust’s Chief Compliance Officer and the Board of Trustees of the Trust.

L.           Records

The Pear Tree Entities shall maintain records at their principal places of business and/or at other locations as required under the federal securities laws and shall make these records available to the Securities and Exchange Commission or any representative thereof upon request.

July 26, 2012